Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.37 OR 61% INCREASE IN DILUTED
EARNINGS PER SHARE IN SECOND QUARTER 2012; INCREASES
QUARTERLY DIVIDEND PER SHARE 25% TO $0.15

BALTIMORE (August 1, 2012) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2012.

“Second quarter results were excellent, as political advertising spending in the quarter was almost triple our expectations,” commented David Smith, President and CEO of Sinclair.  “Despite the markets’ concern about the global economy, our core revenues on a same station basis grew 4.6%.”

“We continue to position the Company for long term growth as we take advantage of what we believe to be under-valued assets relative to historic public equity multiples.  In the second quarter, we closed on the acquisition of the Freedom Communications television stations and recently announced the acquisition of six of the Newport Television stations.  To date, we have announced approximately $1 billion in total assets acquired or to be acquired projected to represent almost $150 million of incremental blended cash flow. In addition, we were able to renew our FOX affiliation agreements seven months early, thereby removing any uncertainty regarding our on-going relationship with the network and securing our affiliation in our flagship market.”

Mr. Smith continued, “As a result of the accretive acquisitions, the Board of Directors has decided to return a portion of that incremental cash flow to our shareholders in the form of a 25% increase to the quarterly dividend rate, bringing the dividend per share to $0.15 for the quarter.”

Financial Results:

Net broadcast revenues from continuing operations were $220.0 million for the three months ended June 30, 2012, an increase of 38.1% versus the prior year period result of $159.4 million.  The Company had operating income of $72.0 million in the three-month period, as compared to operating income of $58.2 million in the prior year period.  Net income attributable to the Company was $30.1 million in the three-month period, versus net income of $18.6 million in the prior year period.

The Company reported diluted earnings per common share of $0.37 for the three-month period ended June 30, 2012, versus diluted earnings per common share of $0.23 in the prior year period.

Net broadcast revenues from continuing operations were $412.2 million for the six months ended June 30, 2012, an increase of 30.7% versus the prior year period result of $315.3 million.  The Company had operating income of $131.9 million in the six-month period, as compared to operating income of $109.7 million in the prior year period.  Net income attributable to the Company was $59.4 million in the six-month period, versus net income of $33.9 million in the prior year period.

The Company reported diluted earnings per common share of $0.73 in the six-month period ended June 30, 2012, versus diluted earnings per common share of $0.42 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $11.4 million in the second quarter 2012, versus $1.2 million in second quarter 2011.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 32.1% in the second quarter 2012, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 58.2% versus the second quarter 2011.  Excluding political revenues, local net broadcast revenues were up 31.0% and national net broadcast revenues were up 34.9% in the second quarter 2012.  On a same station basis, excluding political revenues, local net broadcast revenues were up 4.5% and national net broadcast revenues were up 4.7%.

•                  Advertising categories, on a same station basis, that reported the largest spending increases in the second quarter 2012, as compared to the same period last year, were automotive, services, and direct response, while fast food, schools, and telecommunications were down the most.  Automotive, our largest category, was up 16.8% in the second quarter 2012 on a same station basis.

•                  In May, the 20 FOX stations that we own, operate or provide sales services to extended their affiliation agreements with the FOX Broadcast Network through December 2017.  In addition to the continuation of program license fees, FOX granted us an assignable option to acquire their station, WUTB-TV, in Baltimore, MD.  Conversely, the Company granted FOX an option to acquire our television stations in up to three of four markets (Raleigh, NC; Cincinnati, OH; Norfolk, VA; and Las Vegas, NV).  The Company’s and FOX’s options are exercisable from July 1, 2012 through March 30, 2013 at already agreed upon fair values.  The agreement calls for up to $52.7 million in cash payments to be made to FOX, of which the Company paid $25.0 million in June 2012.  Should FOX exercise their option, the amount owed by the Company decreases by $25.0 million.

•                  In July, the Company announced that it had entered into an agreement to buy the assets of six television stations owned by Newport Television and acquire Newport’s rights under local marketing agreements to operate two additional television stations.  The purchase price is $412.5 million.  A deposit of $41.25 million was placed into escrow in July 2012.  The transaction is expected to close no earlier than December 2012, subject to closing conditions.

•                  In July, the Company announced that it had entered into an agreement to purchase the assets of Bay Television, Inc., which owns WTTA-TV in Tampa, FL.  The Company has operated WTTA pursuant to a local marketing agreement since January, 1999.  The purchase price is $40.0 million and the transaction is expected to close in the fourth quarter 2012, subject to closing conditions.

•                  In June, the Company sold its equity interest in Rowan University student housing and bookstore for $10.1 million, representing an approximate 18.3% annualized return.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $31.1 million in cash and cash equivalents, was $1,697.3 million at June 30, 2012 versus net debt of $1,340.4 million at March 31, 2012.

•                  On June 15, 2012, the Company paid a $0.12 per share quarterly cash dividend to its shareholders.

•                  As of June 30, 2012, 52.3 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 81.2 million common shares outstanding.

•                  In June 2012, the Company made a $25 million cash payment to FOX pursuant to the agreement.

•                  In July 2012, the Company made a $41.25 million deposit on the purchase of the Newport television stations.

•                  Capital expenditures in the second quarter 2012 were $11.7 million.

•                  Program contract payments for continuing operations were $18.5 million in the second quarter 2012.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

The management fees associated with the Freedom Communications local marketing agreement (“LMAs”), which was terminated April 1, 2012 upon acquisition, are recorded in other net broadcast revenues.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals to acquire the stations from Newport Television and Bay TV, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its third quarter 2012 and full year 2012 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

All line items in this “Outlook” section include full-year expectations for the stations acquired from Four Points Media, nine-month expectations for the stations acquired from Freedom, an October 1, 2012 closing on the Tampa station, and a January 1, 2013 closing on the Newport Television stations.

“With second quarter results coming in better than expected, those same drivers are adding even more momentum as we enter the back half of the year,” commented David Amy, EVP and CFO.  “Automotive ad spending on a same station basis, which was up 16.8% in the second quarter, is expected to grow low to mid-teen percents in the third quarter as compared to the same period last year.  Meanwhile, political ad spending is at unprecedented levels.  Including the Four Points and Freedom stations, political is expected to be up 61% to 85% year to date through September 30, 2012 as compared to the same period in the 2008 Presidential election.”

•                  The Company expects third quarter 2012 station net broadcast revenues from continuing operations, before barter, to be approximately $223.1 million to $228.1 million, up 46.9% to 50.2% as compared to third quarter 2011 net broadcast revenues of $151.9 million.  This assumes approximately $18.5 million to $23.5 million in political revenues in the third quarter 2012 as compared to $2.4 million in third quarter 2011.  The 2012 third quarter net broadcast revenue estimates assume $48.8 million related to the acquisitions.  Excluding the acquisitions, same station net broadcast revenues are estimated to be up 14.8% to 18.1%, and up 8.0% excluding political.

•                  The Company expects barter revenue to be approximately $17.2 million in the third quarter 2012.

•                  The Company expects barter expense to be approximately $17.2 million in the third quarter 2012.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $106.0 million in the third quarter and $417.6 million for 2012, as compared to the 2011 actuals of $72.8 million and $302.6 million for the third quarter and year, respectively.  The 2012 estimates assume $24.5 million and $91.5 million related to the acquisitions for the quarter and year, respectively.  As previously disclosed, also included in the 2012 full year estimate is $5.3 million of corporate expense allocated to all of our television stations.  The 2012 expense forecast includes $1.4 million of stock-based compensation expense for the year, as compared to $1.3 million for 2011.  Excluding the acquisitions, corporate expense allocation and stock based compensation, same station TV operating expenses are expected to be up 10.1% and 8.8% in the third quarter and full year 2012, respectively.

•                  The Company expects program contract amortization expense to be approximately $16.6 million in the third quarter and $65.5 million for 2012, as compared to the 2011 actuals of $12.8 million and $52.1 million for the quarter and year, respectively.  The 2012 estimates assume $2.1 million and $7.6 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects program contract payments to be approximately $17.1 million in the third quarter and $70.0 million for 2012, as compared to the 2011 actuals of $15.8 million and $67.3 million for the quarter and year, respectively.  The 2012 estimates assume $2.3 million and $8.1 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects corporate overhead to be approximately $8.1 million in the third quarter and $32.7 million for 2012, as compared to the 2011 actuals of $5.8 million and $28.3 million for the quarter and year, respectively.  This assumes $5.3 million of corporate overhead being allocated to television station expenses for full year 2012, and includes $3.9 million of stock-based compensation expense for 2012 as compared to $3.5 million for 2011.

•                  The Company expects other operating division revenues less other operating division expenses to be $2.4 million of income in the third quarter and $8.6 million of income for 2012 (assuming current equity interests), as compared to the 2011 actuals of $2.3 million of income in the quarter and $5.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $13.3 million in the third quarter and $48.9 million for 2012 (assuming the capital expenditure assumptions below), as compared to the 2011 actuals of $7.6 million and $32.9 million for the quarter and year, respectively.  The 2012 estimates assume $4.9 million and $16.8 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects amortization of acquired intangibles to be approximately $10.9 million in the third quarter and $37.9 million for 2012, as compared to the 2011 actuals of $4.4 million and $18.2 million for the quarter and year, respectively.  The 2012 estimates assume $4.1 million and $13.8 million for the quarter and year respectively, related to the acquisitions.

•                  The Company expects net interest expense to be approximately $29.9 million in the third quarter and $116.2 million for 2012 (approximately $105.9 million on a cash basis), assuming no changes in the current interest rate yield curve or changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2011 actuals of $24.5 million and $106.0 million ($96.9 million on a cash basis) for the third quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $14.5 million and $58.2 million in the third quarter and for the full year 2012, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 37.3% and 33.4% for the third quarter and 2012, respectively.

•                 The Company expects to spend approximately $14.5 million in capital expenditures in the third quarter and approximately $45.0 million for 2012.  The 2012 estimates assume $7.0 million related to the acquisitions, $10.5 million in building projects, and $12.5 million to complete high-definition news and master control upgrades.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2012 results on Wednesday, August 1, 2012, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 74 television stations in 45 markets.  Sinclair’s television portfolio consists of 20 FOX, 18 MNT, 14 CW, 11 ABC, 9 CBS, 1 NBC, and 1 Azteca station, in addition to 82 sub-channels.  Sinclair’s television group reaches approximately 26.3% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Station broadcast revenues, net of agency commissions	$220,014	$159,370	$412,218	$315,331
Revenues realized from station barter arrangements	21,391	18,498	39,075	35,720
Other operating divisions revenues	12,149	10,992	26,097	20,418
Total revenues	253,554	188,860	477,390	371,469
OPERATING EXPENSES:
Station production expenses	63,350	42,917	123,553	85,262
Station selling, general and administrative expenses	42,234	30,192	78,363	60,754
Expenses recognized from station barter arrangements	19,714	16,531	35,971	32,258
Amortization of program contract costs and net realizable value adjustments	15,467	12,666	29,747	25,284
Other operating divisions expenses	10,503	8,770	22,793	16,733
Depreciation of property and equipment	12,655	7,861	22,144	15,921
Corporate general and administrative expenses	7,513	7,073	16,880	15,737
Amortization of definite-lived intangible assets	10,126	4,614	16,025	9,410
Impairment of goodwill, intangible and other assets	—	—	—	398
Total operating expenses	181,562	130,624	345,476	261,757
Operating income	71,992	58,236	131,914	109,712
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(29,320)	(24,934)	(56,707)	(54,101)
Loss from extinguishment of debt	—	(3,478)	(335)	(4,402)
Income (loss) from equity and cost method investments	5,148	815	6,424	826
Gain on insurance settlement	10	—	29	1,723
Other income, net	705	496	1,157	861
Total other expense	(23,457)	(27,101)	(49,432)	(55,093)
Income from continuing operations before income taxes	48,535	31,135	82,482	54,619
INCOME TAX PROVISION	(18,336)	(12,576)	(23,142)	(20,826)
Income from continuing operations	30,199	18,559	59,340	33,793
DISCONTINUED OPERATIONS:
Loss from discontinued operations, includes income tax provision of $67, $82, $134 and $189, respectively	(67)	(82)	(134)	(189)
NET INCOME	30,132	18,477	59,206	33,604
Net (income) loss attributable to the noncontrolling interests	(72)	102	213	254
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$30,060	$18,579	$59,419	$33,858
Dividends declared per share	$0.12	$0.12	$0.24	$0.24

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share from continuing operations	$0.37	$0.23	$0.74	$0.42
Basic earnings per share	$0.37	$0.23	$0.73	$0.42
Diluted earnings per share from continuing operations	$0.37	$0.23	$0.73	$0.42
Diluted earnings per share	$0.37	$0.23	$0.73	$0.42
Weighted average common shares outstanding	81,036	80,734	80,944	80,551
Weighted average common and common equivalent shares outstanding	81,294	81,028	81,211	80,860

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$30,127	$18,661	$59,553	$34,047
Loss from discontinued operations, net of tax	(67)	(82)	(134)	(189)
Net income	$30,060	$18,579	$59,419	$33,858

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2012	March 31, 2012
Cash & cash equivalents	$31,078	$26,802
Total current assets	230,368	222,264
Total long term assets	1,929,873	1,548,981
Total assets	2,160,241	1,771,245

Current portion of debt	45,630	39,342
Total current liabilities	231,778	218,403
Long term portion of debt	1,682,701	1,327,856
Total long term liabilities	1,994,745	1,640,053
Total liabilities	2,226,523	1,858,456

Total stockholders’ deficit	(66,282)	(87,321)
Total liabilities & stockholders’ deficit	$2,160,241	$1,771,245

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2012	2012
Net cash flow from operating activities	$12,792	$80,275
Net cash flow used in investing activities	(355,436)	(556,396)
Net cash flow from financing activities	346,920	494,232

Net increase in cash & cash equivalents	4,276	18,111
Cash & cash equivalents, beginning of period	26,802	12,967
Cash & cash equivalents, end of period	$31,078	$31,078